ALARIS Medical Systems, Inc.
Corporate Office
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO (858) 458-7994

FOR IMMEDIATE RELEASE
July 2, 2003

ALARIS MEDICAL SYSTEMS’
UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION

SAN DIEGO, CA, July 2, 2003 (BW HealthWire) ALARIS Medical Systems, Inc. (AMEX: AMI) announced today that the underwriters of the Company’s recent public offering of common stock have exercised their over-allotment option in full to purchase an additional 1,350,000 shares of common stock. As previously disclosed, the over-allotment includes an additional 900,000 shares from the Company and 450,000 shares from selling stockholders. This purchase combined with the 9,100,000 shares originally offered by the Company brings to 10,450,000 the total number of shares offered. The public offering price was $12.50 per share.

The Company received net proceeds of approximately $118.4 million from the sale of the 10,000,000 shares it offered. The Company received none of the proceeds from the shares sold by the selling stockholders other than proceeds received upon the exercise of stock options underlying the shares they have sold.

The joint book-running managers of the equity offering were Bear, Stearns & Co. Inc., CIBC World Markets Corp. and UBS Securities LLC. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Offers, solicitations and sales may be made only by means of the prospectus copies of which may be obtained from these underwriters or from the Company.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical Systems’ proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. With headquarters in San Diego, ALARIS Medical Systems employs approximately 2,900 people worldwide. Additional information on the Company can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended Dec. 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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